Exhibit 24.1

TBC CORPORATION

LIMITED POWER OF ATTORNEY

     WHEREAS, TBC Corporation, a Delaware corporation (the “Company”), intends to file with the Securities and Exchange Commission Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Reg. No. 33-43166) under the Securities Act of 1933, as amended, covering 1,176,534 shares of its Common Stock, par value $.10 per share, that may be issued under the TBC Corporation 1989 Stock Incentive Plan, as amended and restated, (the “Registration Statement”).

     NOW THEREFORE, each of the undersigned, in his capacity as a director of the Company, hereby appoints Lawrence C. Day and Thomas W. Garvey and each of them to be his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name, place and stead, the Registration Statement and any post-effective amendments thereto, and any and all other instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Said attorney shall have full power and authority to do and perform, in the name and on behalf of each of the undersigned, every act whatsoever necessary or desirable to be done, as fully to all intents and purposes as each of the undersigned might or could do in person. Each of the undersigned hereby ratifies and approves the acts of said attorney.

     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 22nd day of February, 2005.

/s/	Marvin E. Bruce	/s/	Michael E. Dunlap

	Marvin E. Bruce		Michael E. Dunlap

/s/	Charles A. Ledsinger, Jr.	/s/	William J. McCarthy

	Charles A. Ledsinger, Jr.		William J. McCarthy

/s/	Richard A. McStay	/s/	Donald Ratajczak

	Richard A. McStay		Donald Ratajczak

/s/	Robert R. Schoeberl	/s/	Raymond E. Schultz

	Robert R. Schoeberl		Raymond E. Schultz